Exhibit 10.12

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of April 18, 2022 and is entered into by and among HILLEVAX, INC., a Delaware corporation (“HilleVax”), each other Person from time to time party hereto that has delivered a Joinder Agreement pursuant to Section 7.13 from time to time party hereto as a co-borrower (together with HilleVax, individually or collectively, as the context may require, “Borrower”), the Guarantors from time to time party hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (each, a “Lender”, and collectively “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, “Agent”).

RECITALS

A. Borrower has requested Lenders to make available to Borrower one or more Advances in an aggregate principal amount of up to $75,000,000; and

B. Lenders are willing to make such Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lenders agree as follows:

SECTION 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit G, provided that account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Advance” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, provided that account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote 20% or more of the outstanding voting securities of another Person, or (c) any Person 20% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to such term in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Amortization Date” means June 1, 2025; provided however, if (a) the Performance Milestone III Date has occurred on or prior to April 30, 2025 and (b) no default or Event of Default has occurred and is continuing on such Performance Milestone III Date, then June 1, 2026.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its controlled Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its Organizational Documents.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under clinical investigation or development by a Loan Party or which a Loan Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by a Loan Party since formation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California or State of New York are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change in Control” means any (a) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of HilleVax, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of HilleVax in which the holders of HilleVax’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether HilleVax is the surviving entity or (b) “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt has occurred. Notwithstanding the foregoing, a “Change in Control” shall not include (i) a Qualified IPO and (ii) the sale of HilleVax’s Equity Interests to HilleVax’s existing investors as of the Closing Date in a bona fide financing primarily for capital raising purposes.

“Charter” means, with respect to any Person, such Person’s incorporation, formation or equivalent documents, as in effect from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Current Company IP” means each pending, registered, issued or in-licensed Intellectual Property that, individually or taken together with any other such Intellectual Property, is material to the business of Borrower and its Subsidiaries, taken as a whole, relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products, and is owned or co-owned by or exclusively or non-exclusively licensed to the Borrower or any of its Subsidiaries.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means $75,000, which fee has been paid to Agent and received by Agent, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person; provided that “Equity Interests” shall not include at any time (i) Permitted Convertible Debt until such Permitted Convertible Debt has been converted pursuant to the terms thereof, (ii) other debt securities that are or by their terms may be convertible or exchangeable into or for such Equity Interests until such debt securities have been converted or exchanged pursuant to the terms thereof or (iii) any Permitted Bond Hedge Transaction or Permitted Warrant Transaction until any Equity Interests have been issued pursuant to the terms thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Account” means any of the following accounts which are designated as such in writing to Agent as of the Closing Date or, with respect to any account opened after the Closing Date, in the next Compliance Certificate delivered after such account is opened: (i) accounts used exclusively to maintain cash collateral subject to a Permitted Lien, (ii) any payroll, payroll taxes or benefits account, provided that the aggregate balance of all such accounts shall not exceed the amount of all payroll, payroll taxes or related benefit payments required to be made in the two next payroll periods (and such additional amounts as may be required by any applicable law or financial institution with respect to such account), (iii) any zero balance account, and (iv) any other deposit accounts, so long as the aggregate amount in all such deposit accounts do not exceed $1,000,000 on any day.

“Excluded Subsidiaries” means (a) all Foreign Subsidiaries and Foreign Subsidiary Holding Companies; provided that in each of the foregoing cases, the Excluded Subsidiary Condition is satisfied with respect to such Subsidiary at all times, and in each case as long as no Excluded Subsidiary owns any Intellectual Property; provided further that, for the avoidance of doubt, an Excluded Subsidiary may license Intellectual Property on a non-exclusive basis and (b) the MSC Subsidiary.

“Excluded Subsidiary Condition” means (a) the aggregate revenues (under GAAP) of all Excluded Subsidiaries does not exceed five percent (5%) of the consolidated revenues (under GAAP) of Borrower and its Subsidiaries; and (b) value of the total assets of all Excluded Subsidiaries does not exceed five percent (5%) of the consolidated total assets of Borrower and its Subsidiaries; provided that for the purposes of the foregoing calculation, the MSC Subsidiary shall not be counted as an Excluded Subsidiary.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Laws” means all applicable statutes, rules, regulations, and orders and Requirements of Law administered, implemented, enforced or issued by FDA.

“Federal Health Care Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law applicable to Borrower that directly or indirectly govern the health care industry, programs of governmental authorities related to healthcare, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more (a) CFCs or (b) other Foreign Subsidiary Holding Companies.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means any Subsidiary of Borrower that enters into a Guaranty.

“Guaranty” means a guaranty with respect to the Secured Obligations, in form and substance satisfactory to Agent.

“HIL-214 Vaccine Trial” means the Phase 2b, randomized, placebo-controlled study sponsored by Borrower to evaluate the safety and effectiveness of two doses of HIL-214 in infants of approximately five months of age (ClinicalTrials.gov Identifier: NCT05281094).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts” (to the extent treated as liabilities on the balance sheet in accordance with GAAP), purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (g) all Contingent Obligations. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered Indebtedness of Borrower.

“Initial Facility Charge” means a charge of $150,000.

“Initial Minimum Cash Test Date” means the date on which the outstanding principal amount of the Term Loan Advances is first equal to or greater than $30,000,000; provided that the Initial Minimum Cash Test Date shall begin only on or after April 1, 2023.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date between the Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Investment” means any beneficial ownership (including stock, partnership interests, limited liability company interests or other securities) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product that would constitute a Borrower Product upon acquisition.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary required to join as a Borrower or as a Guarantor pursuant to Section 7.13, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, any Joinder Agreements, all UCC Financing Statements, the Subordination Agreement, the

Intellectual Property Security Agreement, the Guaranty (if any) and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means Borrower or any Guarantor.

“Market Capitalization” means, for any given date of determination, an amount equal to (a) the average of the daily volume weighted average price of HilleVax’s common Equity Interests as reported for each of the five (5) Trading Days preceding such date of determination multiplied by (b) the total number of issued and outstanding shares of HilleVax’s common Equity Interests that are issued and outstanding on the date of the determination and listed on the Principal Stock Exchange, subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Market Disruption Event” means any of the following events: (a) any suspension of, or limitation imposed on, trading by the Principal Stock Exchange in shares of common Equity Interests during any period or periods aggregating one hour or longer and whether by reason of movements in price exceeding limits permitted by the Principal Stock Exchange or otherwise relating to the common Equity Interests; or (b) the failure to open of the exchange or quotation system on which the common Equity Interests are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means (a) the Takeda License, and (b) any license, agreement or other contractual arrangement, the termination of which could be reasonably expected to result in a Material Adverse Effect, individually or in the aggregate.

“Material Regulatory Liabilities” means (i) any liabilities arising from the violation of applicable Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or from any requirements imposed relative to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Borrower Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), could reasonably be expected to result in a Material Adverse Effect.

“Maximum Term Loan Amount” means $75,000,000.

“Monthly Reporting Waiver Condition” means that in respect of any month, Borrower’s Market Capitalization was no less than $350,000,000 as determined by reference to the final Trading Day of such month.

“MSC Investment Conditions” means that Borrower maintains Qualified Cash in an amount equal to or greater than the lesser of (i) 110% of the aggregate outstanding Secured Obligations (inclusive of any Prepayment Charge and End of Term Charge that would be due and owing if the outstanding Loans were prepaid at the time of measurement) or (ii) 100% of the consolidated Cash of Borrower and its Subsidiaries.

“MSC Subsidiary” means HilleVax Security Corporation, a wholly-owned Subsidiary incorporated in the Commonwealth of Massachusetts or the State of Delaware for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement/Confidentiality Agreement by and between Borrower and Agent dated as of November 29, 2021.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Organizational Documents” means with respect to any Person, such Person’s Charter, and (a) if such Person is a corporation, its bylaws, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Perfection Certificate” means a completed certificate entitled “Perfection Certificate” delivered by HilleVax to Agent and the Lenders, signed by HilleVax.

“Performance Milestone I Date” means the date on which the Agent receives evidence reasonably satisfactory to Agent that Borrower has collected net proceeds of no less than $150,000,000 in Cash (excluding any conversion of existing notes, share repurchases, or other holdbacks or discounts) from consideration from a Qualified IPO on a national US exchange, any other issuance by HilleVax of its Equity Interests, and/or upfront considerations under business development transactions, in each case, as measured at the time made and without adjustment for subsequent changes in value, payable for the fair market value of the sale, issuance or contribution and any other property received in connection with such sale, issuance or contribution, and paid by any Person that is not a Loan Party or an Affiliate thereof (such Cash amount constituting the “Qualified Equity Raise Net Proceeds”); provided, however, that the Performance Milestone I Date must occur on or before March 31, 2023.

“Performance Milestone II Date” means the date on which the Agent receives evidence reasonably satisfactory to Agent that each of the following events have occurred: (a) the Performance Milestone I Date; (b) Borrower has announced the HIL-214 Vaccine Trial will continue without material adverse modification after completion of a planned interim safety and immunogenicity analysis on the first 200 evaluable patients in the HIL-214 Vaccine Trial; and (c) Borrower has announced the completion of its patient enrollment on the HIL-214 Vaccine Trial, which for the avoidance of doubt shall involve the enrollment of approximately 3000 or more patients in the HIL-214 Vaccine Trial; provided, however, that the Performance Milestone II Date must occur on or before March 31, 2023.

“Performance Milestone III Date” means the date on which the Agent receives evidence reasonably satisfactory to Agent that each of the following events have occurred: (a) the Performance Milestone II Date; and (b) the executive team and Board of Borrower have determined, acting reasonably, that (i) the HIL-214 Vaccine Trial has achieved the protocol-specified primary efficacy endpoint specified in the HIL-214 Vaccine Trial’s protocol, and (ii) HIL-214 has demonstrated acceptable safety results in the HIL-214 Vaccine Trial, and, as a result, the executive team and Board of Borrower supports the initiation of a Phase 3 registrational trial as the next immediate step in the development of the HIL-214 vaccine, in each case of (a) and (b), subject to reasonable verification by Agent (including supporting documents as reasonably requested by Agent).

“Permitted Acquisition” means any acquisition (including without limitation by way of merger or in-licensing arrangement) by Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or Equity Interests of another Person, or any product that would constitute a Borrower Product upon acquisition, which is conducted in accordance with the following requirements:

(a) such acquisition is of a business or Person engaged in a line of business substantially related to that of Borrower or its Subsidiaries;

(b) if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with Borrower being the surviving entity);

(c) if such acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower, and shall be free and clear of Liens other than Permitted Liens;

(d) Borrower shall have delivered to Lenders not less than seven (7) nor more than twenty (20) days prior to the closing date of such acquisition (or such different period as to which Agent may agree in its sole discretion), notice of such acquisition together with pro forma projected financial information, copies of all draft material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business (to the extent applicable), in each case in form reasonably satisfactory to Lenders and demonstrating compliance with the covenants set forth in Section 7.20 hereof (to the extent applicable) on a pro forma basis as if the acquisition occurred on the first day of the most recent measurement period;

(e) both immediately before and after such acquisition no default or Event of Default shall have occurred and be continuing; and

(f) the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including any contingent or deferred acquisition consideration, and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than (i) at all times prior to the Performance Milestone I Date, $5,000,000 in cash for any single acquisition or group of related acquisitions or $10,000,000 in cash for all such acquisitions during the term of this Agreement, and (ii) on and at all times after the Performance Milestone I Date, $10,000,000 in cash for any single acquisition or group of related acquisitions or $20,000,000 in cash for all such acquisitions during the term of this Agreement; provided that in each case, acquisition consideration funded by proceeds from the sale and issuance of Borrower’s Equity Interests in a transaction not resulting in a Change in Control, which sale and issuance has a primary purpose to fund such acquisition, and which sale and issuance is consummated substantially contemporaneously with (and in any event, prior to, but no more than fifteen (15) days prior to) the consummation of such acquisition, shall be disregarded in determining compliance with this clause (f).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of any Permitted Convertible Debt, provided that the purchase price for any Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of the Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Debt” means Indebtedness that is either (i) convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of Borrower (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for shares of common stock of the Borrower (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the common stock of Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise required payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Term Loan Maturity Date (it being understood that neither (x) any offer to purchase such Indebtedness as a result of “change of control”, “fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt, (y) any early conversion of such Indebtedness in accordance with the terms thereof, nor (z) any redemption of such Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, in each case, shall violate the restriction of this clause (a)), (b) be unsecured or, if secured, then subordinated to the Secured Obligations pursuant to terms satisfactory to the Agent in its sole discretion, (c) not be guaranteed by any Subsidiary of Borrower that is not also a Loan Party, and (d) shall be Indebtedness of Hillevax, Inc. and not any Subsidiary thereof.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of any Lender or Agent arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(c) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (g) of the defined term “Permitted Liens”; provided that such Indebtedness does not exceed the cost of the Equipment or software or other intellectual property financed with such Indebtedness;

(d) (i) Indebtedness to trade creditors incurred in the ordinary course of business and (ii) Indebtedness incurred in the ordinary course of business with corporate credit cards in an aggregate outstanding amount not to exceed $2,000,000;

(e) Indebtedness that also constitutes a Permitted Investment or is secured by a Permitted Lien;

(f) Subordinated Indebtedness;

(g) reimbursement obligations in connection with letters of credit that are at any time outstanding and secured by Cash and issued on behalf of Borrower or a Subsidiary in an amount not to exceed $2,000,000;

(h) intercompany Indebtedness as long as each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement, or other intercompany Indebtedness resulting from a Permitted Investment in accordance with clause (k) of the defined term “Permitted Investments”;

(i) subsequent to consummation of a Qualified IPO, Permitted Convertible Debt in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;

(j) other unsecured Indebtedness in an amount not to exceed $1,000,000 at any time outstanding; and

(k) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or the applicable Subsidiary, as the case may be, and subject to any limitations on aggregate amount of such Indebtedness.

“Permitted Investment” means:

(a) Investments existing on the Closing Date which are disclosed in Schedule 1B;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (iv) money market accounts, and (v) Investments pursuant to the investment policy that has been provided to the Agent prior to the Closing Date or any investment policy that has been approved by the Agent;

(c) repurchases of stock of Borrower from employees, former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no Event of Default has occurred or is continuing after giving effect to the repurchases;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this clause (f) shall not apply to Investments of any Loan Party in any Subsidiary of a Loan Party;

(g) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of HilleVax pursuant to employee stock purchase plans or other similar agreements approved by HilleVax’s Board;

(h) Investments consisting of travel advances in the ordinary course of business;

(i) Investments in newly-formed Domestic Subsidiaries (other than the MSC Subsidiary), provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent;

(j) Investments in the MSC Subsidiary, so long as (i) an Event of Default does not exist at the time of such Investment and would not exist after giving effect to such Investment, and (ii) Borrower is, at all times, in compliance with the MSC Investment Conditions;

(k) (i) Investments in Foreign Subsidiaries that are not Loan Parties not to exceed $5,000,000 per fiscal year (or such higher amount approved by Agent in writing in advance at its sole discretion) and (ii) Investments in Foreign Subsidiaries that are Loan Parties;

(l) joint ventures or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of technical support as permitted hereunder, provided that cash Investments (if any) by Borrower or the applicable Subsidiary do not exceed $500,000 in the aggregate in any fiscal year;

(m) Investments constituting Permitted Acquisitions;

(n) Investments in connection with, and the performance of obligations under (including, for the avoidance of doubt, the entry into, payment of any premium with respect to and the settlement of), any Permitted Convertible Debt, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case in accordance with its terms and as otherwise permitted by this Agreement;

(o) Investments consisting of the endorsement of negotiable instruments for collection purposes in the ordinary course of business; and

(p) additional Investments that do not exceed $1,000,000 in the aggregate.

“Permitted Liens” means:

(a) Liens in favor of Agent;

(b) Liens existing on the Closing Date which are disclosed in Schedule 1C;

(c) Liens for taxes, fees, assessments or other governmental charges or levies, either not yet delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP;

(d) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business and imposed without action of such parties; provided, that (i) the payment thereof is not yet delinquent or remain payable without penalty or are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and (ii) for which adequate reserves in accordance with GAAP have been set aside on the Loan Parties’ books;

(e) Liens arising from judgments, decrees, orders or attachments in circumstances which do not constitute an Event of Default hereunder;

(f) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(g) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (c) of “Permitted Indebtedness”;

(h) Liens incurred in connection with Subordinated Indebtedness;

(i) leasehold interests in leases or subleases and licenses (other than with respect to Intellectual Property) granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(k) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(l) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms or securities intermediaries to cover fees, similar expenses and charges;

(m) easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(n) licenses and other arrangements for the use of Intellectual Property permitted hereunder;

(o) (i) Liens on Cash securing obligations permitted under clause (g) of the definition of Permitted Indebtedness and (ii) security deposits in connection with real property leases, the combination of (i) and (ii) in an aggregate amount not to exceed $2,000,000 at any time; and

(p) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (b) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means:

(a) sales of Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business that could not result in a legal transfer of title of the licensed property that are non-exclusive or may be exclusive in respects other than territory or may be exclusive as to territory but only as to discrete geographical areas outside of the United States of America in the ordinary course;

(c) dispositions of worn-out, obsolete or surplus Equipment, or other property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful, in each case, at fair market value in the ordinary course of business;

(d) use of Cash in the ordinary course of business or as otherwise permitted herein;

(e) sale of Equity Interests of HilleVax in the ordinary course of business;

(f) transfers constituting the making of Permitted Investments, or the granting of Permitted Liens;

(g) (i) the issuance or sale of any Permitted Convertible Debt by Borrower, (ii) the sale of any Permitted Warrant Transaction by Borrower, (iii) the purchase of any Permitted Bond Hedge Transaction by Borrower or (iv) the performance by Borrower of its obligations under any Permitted Convertible Debt, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction; and

(h) other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to HilleVax’s common stock (or other securities or property following a merger event or other change of the common stock of HilleVax) and/or cash (in an amount determined by reference to the price of such common stock) sold by HilleVax substantially concurrently with any purchase by HilleVax of a related Permitted Bond Hedge Transaction.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between HilleVax and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prime Rate” means the lesser of (a) the “prime rate” as reported in the Wall Street Journal or any successor publication thereto and (b) 5.00%.

“Principal Stock Exchange” means the NASDAQ or, if the common Equity Interests are not listed on the NASDAQ, the principal national securities exchange or public quotation system on which the common Equity Interests are then listed for trading or quoted.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 282(j)), including without limitation all applicable regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the National Institutes of Health (“NIH”) and codified at Title 42, Part 11 of the Code of Federal Regulations.

“Qualified Cash” means an amount equal to (a) the amount of Borrower’s Cash held in accounts subject to an Account Control Agreement in favor of Agent, minus (b) the Qualified Cash A/P Amount.

“Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable under GAAP not paid after the 120th day following the invoice for such account payable.

“Qualified Equity Repurchase” means any repurchase or redemption of any class of stock or other Equity Interest by Borrower or any Subsidiary in compliance with Section 7.7(a)(ii) or Section 7.7(a)(iii).

“Qualified IPO” means (a) any transaction (other than a public offering pursuant to a registration statement on Form S-8) that results in the common Equity Interests of HilleVax being publicly held or traded (whether through a direct listing, alone or in connection with an underwritten primary public offering, a secondary public offering or any other offering) or (b) the acquisition, purchase, merger or combination of HilleVax, by, or with, a publicly traded special acquisition company that (i) is an entity organized or existing under the laws of the United States of America, any State thereof or the District of Columbia (ii) prior to the Qualified IPO, shall have engaged in no business or activities in any material respect other than activities related to becoming and acting as a publicly traded special acquisition company and entry into the Qualified IPO and (iii) immediately prior to the Qualified IPO, shall have no material assets other than cash and Permitted Investments.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Redemption Conditions” means, with respect to any redemption by Borrower of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, Borrower’s Qualified Cash shall be no less than 150% of the outstanding principal amount of the Term Loan Advances.

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any governmental authority that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, governmental authority reimbursement, use and sale of Borrower Products.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 or similar inspectional observations, other written notice of violation letter, recall, seizure, “Section 305 notice” or other similar written communication, or consent decree, issued or required by the FDA or the NIH under any applicable Public Health Laws or by a comparable governmental authority under similar applicable Requirements of Law in any other regulatory jurisdiction.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loan Advances then outstanding.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), in each case that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SBA Funding Date” means each date on which a Lender which is an SBIC funds any portion of the Loan, which such date can only occur upon the confirmation by Borrower in its sole discretion that on such date it meets the requirements under Addendum 2.

“Secured Obligations” means each Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion.

“Subordination Agreement” means that certain subordination agreement among Borrower, Agent and the noteholders described therein as creditors dated as of the Closing Date.

“Subsequent Financing” means the closing of the Borrower financing after a Qualified IPO that is broadly marketed to multiple investors but excluding, for the avoidance of doubt, any Borrower financing under the Borrower’s “at the market” or similar facilities.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, directly or indirectly. If not otherwise specified, a Subsidiary shall mean a direct or indirect Subsidiary of Borrower, including each entity listed on Schedule 5.14 hereto.

“Takeda License” means that certain License Agreement effective as of July 2, 2021 by and between Takeda Vaccines, Inc. and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche I Advance, Tranche II Advance, Tranche III Advance and any other term loan funds advanced under this Agreement.

“Term Loan Cash Interest Rate” means, for any day, a per annum rate of interest equal to the greater of (i)(x) the Prime Rate plus (y) 1.05%, and (ii) 4.55%.

“Term Loan Maturity Date” means May 1, 2027; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Term Loan PIK Interest Rate” means, for any day, a per annum rate of interest equal to 2.85%.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (a) there is no Market Disruption Event and (b) the Principal Stock Exchange is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Tranche II” means the advances pursuant to Section 2.1(a)(ii).

“Tranche II Facility Charge” means 0.50% of the principal amount of any Advance pursuant to Tranche II, which is payable to Lenders in accordance with Section 4.2(d).

“Tranche III” means the advances pursuant to Section 2.1(a)(iii).

“Tranche III Facility Charge” means 0.50% of the principal amount of any Advance pursuant to Tranche III, which is payable to Lenders in accordance with Section 4.2(d).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

1.1 Certain Additional Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
“Agent”	Preamble
“Assignee”	11.14
“Borrower”	Preamble
“Claims”	11.11(a)
“Collateral”	3.1
“Confidential Information”	11.13
“End of Term Charge”	2.5
“Event of Default”	9
“Financial Statements”	7.1
“Indemnified Person”	6.3
“Lenders”	Preamble
“Liabilities”	6.3
“Maximum Rate”	2.2
“Participant Register”	11.8
“Prepayment Charge”	2.4
“Publicity Materials”	11.19
“Qualified Equity Raise”	7.7
“Qualified Equity Raise Net Proceeds”	1.1
“Register”	11.7
“SBA”	7.16
“SBIC”	7.16

“SBIC Act”	7.16
“Tranche I Advance”	2.1(a)(i)
“Tranche II Advance”	2.1(a)(ii)
“Tranche III Advance”	2.1(a)(iii)

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

SECTION 2

THE LOAN

2.1 Term Loan Advances.

(a) Term Commitment.

(i) Tranche I. Subject to the terms and conditions of this Agreement, (A) on the Closing Date, Lenders shall severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance of $5,000,000, (B) at any time from the Closing Date until December 15, 2022, Borrower may request and Lenders shall severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of $5,000,000 (or if less than $5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(i)(B)) in an aggregate principal amount up to $10,000,000, and (C) at any time from the Closing Date until June 30, 2023, Borrower may request and Lenders shall severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of $5,000,000 (or if less than $5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(i)(C)) in an aggregate principal amount up to $15,000,000 (such Term Loan Advances, the “Tranche I Advances”).

(ii) Tranche II. Subject to the terms and conditions of this Agreement, at any time on or after the Performance Milestone I Date until June 30, 2023, Borrower may request, and Lenders shall severally (and not jointly) make, one or more additional Term Loan Advances in minimum increments of $5,000,000 (or if less than $5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(ii)) in an aggregate principal amount up to $20,000,000 (such Term Loan Advances, the “Tranche II Advances”).

(iii) Tranche III. Subject to the terms and conditions of this Agreement, at any time on or after the Performance Milestone II Date until March 31, 2024, Borrower may request, and Lenders shall severally (and not jointly) make, one or more additional Term Loan Advances in minimum increments of $5,000,000 (or if less than $5,000,000 the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(iii)) in an aggregate principal amount up to $25,000,000 (such Term Loan Advances, the “Tranche III Advances”).

The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount plus, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest added to principal pursuant to Section 2.1(c)(ii). Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment plus, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest added to principal pursuant to Section 2.1(c)(ii). After repayment, no Term Loan Advance may be reborrowed.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request to Agent at least five (5) Business Days before the Advance Date, other than the Term Loan Advance to be made on the Closing Date, which shall be at least one (1) Business Day before the Advance Date. Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest.

(i) Term Loan Cash Interest Rate. In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any payment-in-kind interest added to principal pursuant to Section 2.1(c)(ii)) of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Cash Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Cash Interest Rate will float and change on the day the “prime rate” as reported in The Wall Street Journal changes from time to time.

(ii) Term Loan PIK Interest Rate. In addition to interest accrued pursuant to the Term Loan Cash Interest Rate, the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed, which amount shall be added to the outstanding principal balance so as to increase the outstanding principal balance of such Term Loan Advance on each Payment Date for such Advance, which principal amount shall accrue interest payable as provided in Section 2.1(c)(i) and which accrued and unpaid amount shall be payable when the principal amount of the Advance is payable in accordance with Section 2.1(d).

(d) Payment. Borrower shall pay interest on each Term Loan Advance on the first Business Day of each month (each such date, a “Payment Date”), beginning the month after the Advance Date continuing until the Amortization Date. Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid, provided that if the Term Loan Cash Interest Rate is adjusted in accordance with its terms, or the Amortization Date is extended, the amount of each subsequent monthly installment shall be recalculated. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Agent, for the benefit of Lenders, shall initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each Payment Date of all periodic obligations payable to Lenders under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that Agent informs Borrower that Agent shall not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Agent, for the benefit of Lenders, such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Agent informs Borrower that Agent shall not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Agent, for the ratable benefit of Lenders, such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Agent notifies Borrower thereof; provided, further, that, with respect to clause (ii) above, in the event that Agent informs Borrower that Agent shall not initiate a debit entry to Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or Lenders, Borrower shall pay to Agent such amount in full in immediately available funds within three (3) Business Days.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, other than due to a failure of any ACH debit due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus four percent (4%) per annum . In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or this Section 2.3, as applicable.

2.4 Prepayment. At its option, Borrower may at any time prepay all or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: (a) if such Advance amounts are prepaid on or prior to the date which is 12 months following the Closing Date, 2.00%; (b) if such Advance amounts are prepaid after the date which is 12 months following the Closing Date but on or prior to the date which is 24 months following the Closing Date, 1.00%; (c) if such Advance amounts are prepaid after the date which is 24 months following the Closing Date but on or prior to the date which is 36 months following the Closing Date, 0.50%; and (d) thereafter, none (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and Lenders agree to waive the Prepayment Charge if Agent and Lenders or their respective Affiliates (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) pro rata to all scheduled amounts owed. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable in full pursuant to the terms of this Agreement, Borrower shall pay Lenders a charge equal to the greater of (x) $2,145,000 and (y) 7.15% multiplied by the aggregate original principal amount of the Term Loan Advances made hereunder, whichever is higher (the “End of Term Charge”). Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by Lenders on the date the applicable Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lenders.

2.7 Taxes; Increased Costs. Borrower, Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.8 Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Charge and the End of Term Charge to Lenders as herein described was on the Closing Date and continues to be a material inducement to Lenders to provide the Term Loan Advances.

SECTION 3

SECURITY INTEREST

3.1 Grant of Security Interest. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now existing or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual

Property), (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2 Excluded Collateral. Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding Equity Interests owned by Borrower of any Foreign Subsidiary or Foreign Subsidiary Holding Company which Equity Interests entitle the holder thereof to vote for directors or any other matter, (b) nonassignable licenses or contracts, including without limitation any licenses described in clause (b) of the defined term “Permitted Transfers”, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), provided further, that upon the termination of such prohibition or such consent being provided with respect to any license or contract, such license or contract shall automatically be included in the Collateral, (c) property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically be included in the Collateral; (d) any Excluded Accounts; (e) any cash collateral deposit subject to a Permitted Lien hereunder, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder or create a right of termination a party thereto (other than Borrower), provided that upon the termination and release of such cash collateral, such property shall automatically be included in the Collateral; (f) any lease, license or other agreement and any property subject thereto on the Closing Date or on the date of the acquisition of such property (other than any property acquired by a Loan Party subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than the Borrower, any other Loan Party or any Subsidiary) (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Article 9 of the UCC); (g) any assets as to which the Agent in its reasonable discretion shall determine that the costs and burdens of obtaining or perfecting a security interest therein substantially outweigh the benefit to the Lenders of the security afforded thereby (including, without limitation, vehicles or other assets subject to a certificate of title); (h) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral and (i) any other assets as may be agreed by the Agent in writing in its sole discretion to be excluded from Collateral.

SECTION 4

CONDITIONS PRECEDENT TO LOAN

The obligations of Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) duly executed copies of the Loan Documents and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(c) a copy of resolutions of Borrower’s Board evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(d) copies of the Charter of Borrower, certified by the Secretary of State of the applicable jurisdiction of organization and the other Organizational Documents, as amended through the Closing Date, of Borrower, certified by an officer of Borrower;

(e) certificates of good standing for Borrower from the applicable jurisdiction of organization and similar certificates from all other jurisdiction in which Borrower does business and where the failure to be qualified could have a Material Adverse Effect;

(f) payment of the Due Diligence Fee, Initial Facility Charge and reimbursement of Agent’s and Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(g) all certificates and endorsements of insurance required pursuant to Section 6.2;

(h) a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto; and

(i) such other documents as Agent may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer, Vice President, Finance or Chief Accounting Officer, and (ii) any other documents Agent may reasonably request in its good faith business discretion.

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the applicable Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) With respect to any Advance pursuant to Tranche II, Borrower shall have paid the Tranche II Facility Charge.

(e) With respect to any Advance pursuant to Tranche III, Borrower shall have paid the Tranche III Facility Charge.

Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in subsections (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

5.1 Organizational Status. Borrower is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement.

5.2 Collateral. Borrower owns the Collateral free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is a party, (i) have been duly authorized by all necessary action in accordance with Borrower’s Organizational Documents and applicable law, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate (A) any provisions of Borrower’s Organizational Documents, or (B) any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject in any material respect, and (iv) do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.

5.4 Material Adverse Effect. No Material Adverse Effect has occurred and is continuing, and Borrower is not aware of any event or circumstance that is likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6 Laws.

(a) Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default under (i) any provision of any agreement or instrument evidencing material Indebtedness in any material respect, or (ii) any other agreement to which it is a party or by which it is bound that is reasonably expected to result in a Material Adverse Effect.

(b) Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets have been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

(c) None of Borrower, any of its Subsidiaries, or, to the knowledge of Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement shall be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains, or shall contain, any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or shall omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or shall be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by a Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to HilleVax’s Board (it being understood that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.8 Tax Matters. Except as set forth on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file, (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9 and as may be updated by Borrower in a written notice provided from time to time after the Closing Date, (i) each of the material Copyrights, Trademarks and Patents (other than patent applications) is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) except as set forth in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), no claim has been made to Borrower in writing that any material part of the Intellectual Property violates the rights of any third party. Exhibit C (and as may be updated by Borrower in a written notice provided from time to time after the Closing Date) is a true, correct and complete list of each of Borrower’s registered Patents and filed Patent applications, registered Trademarks, registered Copyrights, and Material Agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses, licenses that are commercially available to the public, open source licenses, licenses disclosed in writing to Agent as required under this Agreement and immaterial Intellectual Property licensed to Borrower in the ordinary course of business), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property.

(a) A true, correct and complete list of Current Company IP, including its name/title, current owner or co-owners (including ownership interest), registration, patent or application number, and registration or application date, issued or filed in the United States, is set forth on Schedule 5.10(a). Except as set forth on Schedule 5.10(a), (i) (A) each item of owned Current Company IP is valid, subsisting and (other than with respect to Patent applications) enforceable and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated or become abandoned or unenforceable, and (B) no written notice has been received challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP, and (ii) (A) each such item of Current Company IP which is licensed from another Person is valid, subsisting and enforceable and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated, or become abandoned or unenforceable, and (B) no written notice has been received challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP. To the knowledge of Borrower, there are no published patents, patent applications, articles or prior art references that would reasonably be expected to be infringed by the exploitation of the Borrower Products. Except as set forth on Schedule 5.10(a), (x) each Person who has or has had any rights in or to owned Current Company IP or any trade secrets owned by the Borrower or any of its Subsidiaries, including each inventor named on the Patents within such owned Current Company IP filed by the Borrower or any of its Subsidiaries, has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Current Company IP and such trade secrets, and the inventions, improvements, ideas, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, to the stated owner thereof, and (y) no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of the Borrower Products or entitle such Person to ongoing payments.

(b) [reserved].

(c) There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Patents within the Current Company IP, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired.

(d) There are no unpaid fees or royalties under any Licenses under which Borrower licenses Intellectual Property from third parties (other than (i) shrink-wrap software licenses, (ii) licenses that are commercially available to the public, (iii) open-source licenses and (iv) Intellectual Property immaterial to the business of Borrower and its Subsidiaries, taken as a whole, and licensed to Borrower in the ordinary course of business) (each, a “Material IP Agreement”), that have become due, or are expected to become overdue. Each Material IP Agreement is in full force and effect and is legal, valid, binding, and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 5.10(d), neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially affect the Borrower Products under any Material IP Agreement to which it is a party or may otherwise be bound, and no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, non-renewal, revision or amendment of any of the Material IP Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(e) No payments by the Borrower or any of its Subsidiaries are due to any other Person in respect of the Current Company IP, other than pursuant to the Material IP Agreements and those fees payable to Patent, Copyright, or Trademark offices in connection with the prosecution and maintenance of the Current Company IP, any applicable taxes and associated attorney fees.

(f) Neither the Borrower nor any of its Subsidiaries has undertaken or omitted to undertake any acts, and no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the enforceability or scope of (i) the Current Company IP in any manner that could reasonably be expected to materially adversely affect the Borrower Products, or (ii) except as set forth on Schedule 5.10(f), the Borrower’s or Subsidiary’s entitlement to own or license and exploit such Current Company IP.

(g) Except as described on Schedule 5.9 or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), there is no requested, filed pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, litigation, paragraph IV patent certification or lawsuit under the Hatch-Waxman Act, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor to the knowledge of Borrower, has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, enforceability or ownership of any Current Company IP, in each case that would have a material adverse effect on the Borrower Products.

(h) In each case where an issued Patent within the Current Company IP is owned or co-owned by the Borrower or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office.

(i) Except as set forth on Schedule 5.10(i) there are no pending or, to the knowledge of Borrower, threatened claims against Borrower or any of its Subsidiaries alleging that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products in the United States infringes or violates (or in the past infringed or violated) the rights of any third parties in or to any intellectual property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP.

(j) [reserved].

(k) Except as set forth on Schedule 5.10(k), to the knowledge of the Borrower, there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which: (i) restrict the rights of the Borrower or any of its Subsidiaries to use any Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third parties to use any Current Company IP.

(l) Except as set forth on Schedule 5.10(l), to the knowledge of Borrower (i) there is no, nor has there been any, infringement or violation by any Person of any of the Current Company IP or the rights therein, and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Current Company IP or the subject matter thereof.

(m) The Borrower and each of its Subsidiaries has taken all commercially reasonable measures customary in the biopharmaceutical industry to protect the confidentiality and value of all trade secrets owned by the Borrower or any of its Subsidiaries or used or held for use by the Borrower or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Borrower Products.

(n) [reserved].

(o) Except as described on Schedule 5.10(o), Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC or restrictions that are permitted hereunder, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property owned by Borrower and necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products that are material to Borrower’s business except customary covenants in license agreements, joint venture or strategic alliances (to the extent such joint ventures or strategic alliances are Permitted Investments) and equipment leases where Borrower is the licensee or lessee.

(p) No material software or other material materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that does could require disclosure or distribution in source code form.

5.11 Borrower Products. Except as set forth on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its material Intellectual Property nor the production and sale of Borrower Products materially infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit D, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Other than loans constituting Permitted Investments, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6

INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and each of its Subsidiaries, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower shall maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence. Borrower maintains and shall continue to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations or obligations which, by their terms, survive termination of this Agreement), Borrower shall maintain insurance upon the business and assets of Borrower and its Subsidiaries, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2 Certificates. Borrower shall deliver to Agent certificates of insurance that evidence compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall reflect Agent (shown as “Hercules Capital, Inc., as Agent, and its successors and/or assigns”) as an additional insured for commercial general liability, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance shall provide for a minimum of thirty (30) days’ advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Upon Agent’s reasonable request, Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3 Indemnity. Borrower agrees to indemnify and hold Agent, Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, documented costs and expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement, in each case subject to the applicable statute of limitations.

SECTION 7

COVENANTS

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unless the Monthly Reporting Waiver Condition has been satisfied for such month, a management report containing a balance sheet and related statement of income;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President, Finance or another authorized executive of Borrower to the effect that they have been prepared in accordance with GAAP, (i) except for the absence of footnotes, and (ii) subject to normal year-end adjustments;

(c) as soon as practicable (and in any event within (i) prior to a Qualified IPO, 180 days or (ii) subsequent to consummation of a Qualified IPO, 90 days) after the end of each fiscal year, unqualified (other than as to going concern qualification) audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants; it being agreed that Ernst & Young LLP is reasonably acceptable to the Agent;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit E;

(e) as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that HilleVax has made available to holders of its common stock, and copies of any regular, periodic and special reports or registration statements that HilleVax files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) financial and business projections promptly following their approval by HilleVax’s Board, and in any event, 60 days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(h) insurance renewal statements, annually or otherwise promptly upon renewal of insurance policies required to be maintained in accordance with Section 6.1,

(i) prompt notice of any legal process that is reasonably likely to result in damages, expenses or liabilities in excess of $1,000,000; and

(j) prompt (but in any event no more than 3 Business Days) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or controlled Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not make any change in its (a) accounting policies or reporting practices (other than as permitted under GAAP or pursuant to applicable securities laws or regulations of the SEC), or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate, all Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) above shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com and mdutra@htgc.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Hillevax, Inc.

Notwithstanding the foregoing, documents required to be delivered hereunder (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower makes such documents or materials publicly available.

7.2 Management Rights. Borrower shall permit any representative that Agent or Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at reasonable times and upon reasonable notice. In addition, Agent or Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lenders with respect to any business issues shall not be deemed to give Agent or any Lender, nor be deemed an exercise by Agent or any Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral, subject to Permitted Liens, or otherwise evidence Agent’s rights herein, in each case as reasonably requested by Agent. Borrower shall, from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), without the signature of Borrower, either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall in good faith and in its reasonable commercial discretion, in each case subject to the terms of this Agreement, protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, and shall not permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except (a) for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) for purchase money Indebtedness pursuant to its then applicable payment schedule or with other purchase money Indebtedness permitted hereunder, (c) for prepayment (i) by any Loan Party or Subsidiary of intercompany Indebtedness owed to Borrower, or (ii) by any Subsidiary that is not a Loan Party of intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, or (d) as may be permitted under any Subordination Agreement, (e) as otherwise permitted hereunder or approved in writing by Agent, and (f) Permitted Indebtedness with the proceeds of other Permitted Indebtedness.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Borrower for the purposes of this Section 7.4 provided that principal payments in cash (other than cash in lieu of fractional shares) shall be allowed with respect to any repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock only if the Redemption Conditions are satisfied in respect of such redemption and at all times after such redemption.

7.5 Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from Liens whatsoever (except for Permitted Liens). Borrower shall not agree with any Person other than Agent or Lenders not to encumber its property other than in connection with Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause each of its Subsidiaries to, in good faith and in its reasonable commercial discretion, protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause each of its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from Liens whatsoever (except for Permitted Liens).

7.6 Investments. Borrower shall not, directly or indirectly acquire or own, or make any Investment in or to any Person, nor permit any of its Subsidiaries so to do, other than Permitted Investments.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit (i) the conversion or exchange by holders of (including any cash payment upon conversion or exchange), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt provided that principal payments in cash (other than cash in lieu of fractional shares) shall be allowed with respect to any repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock only if the Redemption Conditions are satisfied in respect of such redemption and at all times after such redemption, (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or (iii) the withholding of shares of common stock upon the vesting of performance stock units and restricted stock units issued to the Borrower’s employees under the Borrower’s equity incentive plan upon vesting of such stock units.

Notwithstanding the foregoing, HilleVax may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of HilleVax’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by HilleVax from the substantially concurrent issuance of shares of HilleVax’s common stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by HilleVax pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, HilleVax may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.7 Distributions. Borrower shall not, nor shall it permit any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than (i) the repurchases described in clause (c) of the defined term “Permitted Investments”, (ii) prior to the occurrence of the Performance Milestone III Date, any repurchases funded from the proceeds of (w) a Qualified IPO or any other issuance by Borrower of its Equity Interests (a “Qualified Equity Raise”), in an aggregate amount for all such Qualified Equity Raises, no greater than the sum of the Qualified Equity Raise Net Proceeds minus $150,000,000, and (x) subject to the prior written approval of the Agent (acting in its sole discretion), the Tranche II Advances and the Tranche III Advances, and (iii) on or after the occurrence of the Performance Milestone III Date, any repurchases funded from the proceeds of (y) a Qualified Equity Raise that occurs on or after the Performance Milestone III Date and for which any repurchase or redemption occurs substantially concurrently with such Qualified Equity Raise, and (z) any Term Loan Advance, provided the Advance Date for such Term Loan Advance occurs on or after the Performance Milestone III Date; (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that (i) a Subsidiary of Borrower may pay dividends or make distributions to Borrower or a Subsidiary of Borrower and (ii) Borrower may make payments in cash for fractional shares/units upon conversion or in connection with the exercise or conversion of warrants or other securities; (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party (i) except for Permitted Investments or (ii) in excess of $500,000 in the aggregate; or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $500,000 in the aggregate.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of HilleVax’s common stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt, (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or (iii) the withholding of shares of common stock upon the vesting of restricted stock units and performance stock units issued to the Borrower’s employees under the Borrower’s equity incentive plan upon vesting of such stock units and any related cash payments required to be paid to such employees and or any governmental authority on account of Taxes related thereto, in each case in the ordinary course of business of the Borrower.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of Borrower’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of shares of Borrower’s common stock and/or such different series of Permitted Convertible Debt minus the net cost of any Permitted Bond Hedge Transaction and related Permitted Warrant Transaction entered into in connection therewith plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, Borrower may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including Cash).

7.9 Mergers or Acquisitions. Borrower shall not merge or consolidate, nor permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, other than mergers or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party, or (b) a Loan Party into another Loan Party (provided that HilleVax shall be the surviving entity in any transaction involving HilleVax), or acquire, or permit any of its Subsidiaries to acquire, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction, all or substantially all of the capital stock or property of another Person, provided however, that Borrower shall be permitted to enter into Permitted Acquisitions.

7.10 Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11 Certain Changes. No Loan Party shall change its jurisdiction of organization, organizational form or legal name without twenty (20) days’ prior written notice to Agent. Borrower shall not suffer a Change in Control. No Loan Party shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) to the extent such Loan Party is a Domestic Subsidiary, such relocation shall be within the continental United States of America. No Loan Party shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) to the extent such Loan Party is a Domestic Subsidiary, relocations of Equipment within the United States having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) to the extent such Loan Party is a Domestic Subsidiary, such relocation is within the continental United States of America and, (iii) to the extent such Loan Party is a Domestic Subsidiary, if such relocation is to a third party bailee, it has used commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts. Subject to Section 7.25, other than Excluded Accounts, no Loan Party shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an

Account Control Agreement.

7.13 Joinder of Subsidiaries; Limitation on Foreign Subsidiaries. Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date and, within 30 days of such formation or acquisition (or such longer period of time as agreed to by Agent in its sole discretion), shall cause any such Subsidiary (other than an Excluded Subsidiary) to execute and deliver to Agent a Joinder Agreement, or, if requested by Agent, a Guaranty and appropriate collateral security documents to secure the obligations pursuant to such Guaranty. Borrower shall not permit Foreign Subsidiaries that are not Loan Parties to maintain Cash balances in excess of $2,000,000 at any time.

7.14 Regulatory and Product Notices. The Borrower shall promptly (but in any event within three (3) Business Days) after the receipt or occurrence thereof notify Agent of:

(a) any written notice received by Borrower or its Subsidiaries from a governmental authority alleging potential or actual violations of any FDA Laws or Federal Health Care Program Laws by Borrower or its Subsidiaries,

(b) any written notice that the FDA (or international equivalent) is limiting, suspending or revoking any Registrations (including, but not limited to, the issuance of a clinical hold),

(c) any written notice that Borrower or its Subsidiaries has become subject to any Regulatory Action,

(d) the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of Borrower or its Subsidiaries,

(e) any written notice that any product of Borrower or its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Borrower Product are pending or threatened in writing against Borrower or its Subsidiaries, or

(f) narrowing or otherwise limiting the scope of marketing authorization or the labeling of the products of Borrower and its Subsidiaries under any such Registration,

except, in each case of (a) through (f) above, where such action would not reasonably be expected to have, either individually or in the aggregate, any Material Regulatory Liabilities.

7.15 Notification of Event of Default. Borrower shall notify Agent promptly, in any event within three (3) Business Days, of the occurrence of any Event of Default.

7.16 SBA Addendum. One or more affiliates of Agent have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the Loan to Borrower may be made by a Lender that is an SBIC. Addendum 2 to this Agreement outlines various responsibilities of Agent, each Lender and Borrower associated with a loan made by an SBIC, and such Addendum 2 is hereby incorporated in this Agreement.

7.17 Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with the Loan Documents, to fund any Qualified Equity Repurchase and for working capital and general business purposes. The proceeds of the Loans shall not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18 Material Agreement. Borrower (a) shall not, without the consent of Agent, terminate the Takeda License or amend the Takeda License in a manner that is reasonably likely to have a material negative impact on Agent or Lenders and (b) shall give prompt written notice to the Agent of entering into a Material Agreement or materially amending or terminating a Material Agreement.

7.19 Compliance with Laws.

(a) Borrower shall maintain, and shall cause each of its Subsidiaries to maintain compliance in all material respects with all applicable laws, rules or regulations, and shall, or cause its Subsidiaries to, obtain and maintain all required Registrations reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).

(b) Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(c) Borrower has implemented and shall maintain in effect policies and procedures designed to reasonably ensure compliance by Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower and its Subsidiaries and their respective officers and employees and to the knowledge Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects

(d) Neither Borrower nor its Subsidiaries nor any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or any of its Subsidiaries that shall act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement shall violate Anti-Corruption Laws or applicable Sanctions.

7.20 Minimum Cash.

(a) Beginning on the Initial Minimum Cash Test Date, Borrower shall at all times maintain Qualified Cash in an amount greater than or equal to (i) the outstanding principal amount of the Term Loan Advances, multiplied by (ii)(x) if on such date (A) the Performance Milestone III Date has occurred and (B) the Borrower maintains a Market Capitalization of no less than $350,000,000, 20%, or (y) otherwise, 35%.

(b) If Borrower makes a redemption or any other cash payment in respect of Permitted Convertible Debt, subject to satisfaction of the Redemption Conditions, Borrower shall, at all times thereafter, maintain Qualified Cash in the amount required by the defined term “Redemption Conditions”.

7.21 Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If Borrower (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, as owner, or (b) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property. Together with the delivery of each Compliance Certificate pursuant to Section 7.1(d), Borrower shall provide to Agent evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in all applications that Borrower files for Patents or for the registration of Trademarks, Copyrights or mask works.

7.22 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, other than (a) any equity investments in Borrower by existing investors of Borrower not constituting a Change of Control, or Subordinated Indebtedness, (b) any compensation, director indemnification or similar arrangements in the ordinary course of business of Borrower and as approved by HilleVax’s Board, (c) any intercompany arrangements entered into in the ordinary course of business and not prohibited hereunder, or (d) any transaction otherwise permitted under this Article 7.

7.23 MSC Investment Conditions. At any time that the MSC Subsidiary has any assets, Borrower shall satisfy the MSC Investment Conditions at all times.

7.24 Redemption of Subordinated Indebtedness. Borrower shall not make any redemption or any other payment in respect of Subordinated Indebtedness, until the Qualified IPO has been consummated.

7.25 Post-Closing Obligation. Borrower shall satisfy the following requirements within the time periods specified below (or such later times as Agent may agree in its sole discretion):

(a) within 2 Business Days after the Closing Date, Borrower shall have delivered to Agent the Account Control Agreements in respect of each of its deposit accounts and securities accounts, other than Excluded Accounts, each in form and substance reasonably satisfactory to Agent;

(b) within 2 weeks after the Closing Date, Borrower shall deliver copies of the policies of insurance required pursuant to Section 6.2; and

(c) within 30 days after the Closing Date, Borrower shall have used its commercially reasonable efforts to deliver to Agent a landlord waiver with respect to its leased property in Boston, Massachusetts.

SECTION 8

RIGHT TO INVEST

8.1 Right to Invest. HilleVax shall use its commercially reasonable efforts to provide the Lenders or their permitted assignees or nominees, designated as such in writing to Borrower, the opportunity, in their discretion, to participate in (a) the Qualified IPO in an amount not greater than $5,000,000 and (b) following the Qualified IPO, the next Subsequent Financing in an aggregate amount of up to the difference between $10,000,000 and the amount the Lenders participated in the Qualified IPO (for the purposes of clarity, if the Lenders or their permitted assignees or nominees purchased $6,000,000 of HilleVax’s Equity Interests in the Qualified IPO, then HilleVax shall use its commercially reasonable efforts to provide the Lenders or their permitted assignees or nominees, the opportunity to participate in an amount equal to $4,000,000 in the next Subsequent Financing), in each case for all Lenders and their permitted assignees or nominees, in each case, on substantially the same terms, conditions and pricing afforded to other investors participating in such Qualified IPO or Subsequent Financing (as applicable). If the Lenders (or their permitted assignees or nominees) elect to participate in the Qualified IPO or the next Subsequent Financing, the Lenders (or their permitted assignees or nominees, as applicable) participating in such Qualified IPO or Subsequent Financing agree to become a party to the agreements executed by the other investors participating in such Qualified IPO or Subsequent Financing, including with respect to obligations of confidentiality or as may otherwise be required by the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. HilleVax, or an investment bank or underwriter engaged on HilleVax’s behalf, shall provide the Lenders or their permitted assignees or nominees at least two (2) Business Days’ written notice of any planned Qualified IPO or the next Subsequent Financing and the opportunity to exercise the right to invest under this Section 8.1 with respect to any such Qualified IPO or Subsequent Financing. This Section 8.1, and all rights and obligations hereunder, shall terminate upon the earliest to occur of (i) termination of this Agreement, (ii) such time that the Lenders or their permitted assignees or nominees have purchased $10,000,000 of HilleVax’s Equity Interest in the Qualified IPO, or (iii) consummation of the next Subsequent Financing.

SECTION 9

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1 Payments. A Loan Party fails to (a) pay principal or interest on any Loan on its due date or (b) make any payment when due on account of any other Secured Obligations within two (2) Business Days after the applicable due date; provided, however, that in each case an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants. A Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement other than the Sections specifically identified in clause (b) hereof, any other Loan Document, and such default continues for more than fifteen (15) Business Days after the earlier of the date on which (i) Agent or Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default (provided that, with respect to a default due to a failure to comply with Section 7.12 with respect to any new account, Borrower shall be deemed to have knowledge of the default as of the time such account is opened) or (b) with respect to a default under any of Sections 6, 7.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18(a), 7.21, 7.21, 7.22, 7.23, 7.24 and 7.25, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, solely for purposes of this Section 9.3, the failure to achieve the Performance Milestone I Date, the Performance Milestone II Date, or the Performance Milestone III Date shall not in and of itself constitute a Material Adverse Effect under this Section 9.3; or

9.4 Representations. Any representation or warranty made by any Loan Party in any Loan Document, when taken as a whole, shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. Any Loan Party (i) (A) shall make an assignment for the benefit of creditors; or (B) shall be unable to pay its debts as they become due; or (C) shall file a voluntary petition in bankruptcy; or (D) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (E) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of any Loan Party or of all or any substantial part (i.e. 33-1/3% or more) of the assets or property of any Loan Party; or (F) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (G) any Loan Party or its directors or a majority of the holders of its Equity Interests shall take any action initiating any of the foregoing actions described in clauses (A) through (F); or (ii) either (A) forty-five (45)

days shall have expired after the commencement of an involuntary action against any Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of any Loan Party being stayed; or (B) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (C) any Loan Party shall file any answer admitting or not contesting the material allegations of a petition filed against such Loan Party in any such proceedings; or (D) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (E) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of any Loan Party, of any trustee, receiver or liquidator of such Loan Party or of all or any part of the properties of such Loan Party without such appointment being vacated; or

9.6 Attachments; Judgments. Any portion of any Loan Party’s assets in aggregate value of $2,000,000 or more, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier) individually or in the aggregate, of at least $2,000,000, or any Loan Party is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7 Other Obligations.

(a) The occurrence of any default under any agreement or obligation of any Loan Party involving any Indebtedness in excess of $2,000,000; or

(b) Any early payment by Borrower is required or unwinding or termination occurs with respect to any Permitted Bond Hedge Transaction and Permitted Warrant Transaction, or any condition giving rise to the foregoing is met, in each case, with respect to which Borrower or its Affiliates is the “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

SECTION 10

REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to: exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; and (vi) receive, open and dispose of mail addressed to Borrower. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and the Loan Documents have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the

UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lenders in an amount sufficient to pay in full Agent’s and Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lenders, ratably, in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, subject to increase in accordance with Section 2.3), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Waivers. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.5 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11

MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Michael Dutra

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com; mdutra@htgc.com

Telephone: 650-289-3060

(b)	If to Lenders:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Michael Dutra

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com; mdutra@htgc.com

Telephone: 650-289-3060

(c)	If to Borrower:

HilleVax, Inc.

Attention: Chief Financial Officer

75 State Street, Suite 100

Boston, MA 02109

Email: dsocks@hillvax.com

Telephone: 617-213-5054

with a copy to

Latham & Watkins LLP

Attention: Cheston Larson

12670 High Bluff Drive

San Diego, CA 92130

Email: cheston.larson@lw.com

Telephone: 858-523-5435

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated March 29, 2022 and accepted by Borrower on March 29, 2022 and the Non-Disclosure Agreement).

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, Lenders, Agent and all future holders of the Loans.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Agent and Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and their interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lenders is entitled, nor shall it in any way affect the right of Agent or Lenders to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent, Lenders and Borrower, as applicable, and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.9, 11.10, and 11.15 shall survive the termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lenders may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower or a distressed debt or vulture fund (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to a controlled Affiliate of any Lenders or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of Lender(s), Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8 Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lenders in the State of California, and shall have been accepted by Agent and Lenders in the State of California. Payment to Agent and Lenders by Borrower of the Secured Obligations is due in the State of California. Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (except as expressly provided otherwise in any other Loan Document) may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower or any Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12 Professional Fees. Borrower promises to pay Agent’s and Lenders’ reasonable documented out-of-pocket fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses, provided that the Due Diligence Fee shall be applied in its entirety to the Lenders’ non-legal transaction costs and due diligence expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13 Confidentiality. Agent and Lenders acknowledge that certain items of Collateral and information provided to Agent and Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (i) is marked as confidential by Borrower at the time of disclosure, or (ii) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lenders may disclose any such information: (a) to its Affiliates and its partners, lenders, directors, officers, employees, agents, advisors, accountants, counsel, representatives and other professional advisors if Agent or Lenders in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information pursuant to similar terms; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower and not in violation of any confidentiality obligations known to the Agent or such Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default, or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions no less protective than the provisions of this Section 11.12; (h) otherwise to the extent consisting of general portfolio information that does not identify Borrower; (i) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or Lender (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; or (j) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14 Assignment of Rights. Borrower acknowledges and understands that Agent or Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lenders shall relieve Borrower of any of its obligations hereunder. Lenders agree that in the event of any transfer by it of any promissory notes, it shall endorse thereon a notation as to the portion of the principal of such promissory notes, which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15 Revival of Secured Obligations; Termination. Other than as set forth in Section 11.6, this Agreement and the other Loan Documents shall terminate on the payment in full in cash of the Secured Obligations (other than any obligations that specifically survive termination). Notwithstanding the preceding sentence, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lenders or by any obligee of the Secured Obligations (other than obligations that survive termination), whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured

Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Agent or Lenders in cash.

11.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents shall be personal and solely among Agent, Lenders and the Loan Parties which are a party thereto.

11.18 Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.19 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20 Multiple Borrowers. If another party is joined as a Borrower hereunder after the Closing Date, each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.21 Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Loan and Security Agreement as of the date set forth above.

BORROWER:

HILLEVAX, INC.

Signature:	/s/ David Socks

Print Name:	David Socks

Title:	Chief Financial Officer and Chief Business Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer

Print Name:	Seth Meyer

Title:	Chief Financial Officer

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer

Print Name:	Seth Meyer

Title:	Chief Financial Officer

HERCULES CAPITAL IV, L.P.

By:	Hercules Technology SBIC Management, LLC its General Partner

By:	Hercules Capital, Inc. its Manager

Signature:	/s/ Seth Meyer

Print Name:	Seth Meyer

Title:	Chief Financial Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By:	Hercules Adviser LLC
its Investment Adviser

Signature:	/s/ Seth Meyer

Print Name:	Seth Meyer

Title:	Authorized Signatory

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs

Addendum 2:	SBA Provisions

Addendum 3:	Agent and Lender Terms

Addendum 4:	Multiple Borrower Terms

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Name, Locations, and Other Information

Exhibit C:	Patents, Trademarks, Copyrights and Licenses

Exhibit D:	Deposit Accounts and Investment Accounts

Exhibit E:	Compliance Certificate

Exhibit F:	Joinder Agreement

Exhibit G:	ACH Debit Authorization Agreement

Exhibit H-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1	Term Commitments
Schedule 1A	Existing Indebtedness
Schedule 1B	Existing Investments
Schedule 1C	Existing Liens
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10(a)	Current Company IP
Schedule 5.10(d)	Matters Relating to current Material Agreements
Schedule 5.10(f)	Enforceability, Entitlement and Exploitation of Current Company IP
Schedule 5.10(i)	Claims of Infringement on Third Party IP By Current Company IP
Schedule 5.10(k)	Obligations Relating to Company IP
Schedule 5.10(l)	Third Party Infringements of Company IP
Schedule 5.10(o)	Intellectual Property

Schedule 5.11	Borrower Products
Schedule 5.14	Subsidiaries

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